Exhibit 99.4

Legal Services Branch Room 730 Woodsworth Building 405 Broadway Winnipeg MB R3C 3L6	In reply, please refer to: Mary M. McGunigal General Counsel
Phone: (204) 945- 2834 Fax: (204) 948- 2244 File No: FI03A0(271)
May 31, 2024

Minister of Finance

Province of Manitoba

Room 103 Legislative Building

Winnipeg, MB R3C OV8

Dear Sir:

In connection with the proposed issue and sale by Province of Manitoba (the “Province”) of U.S.$1,000,000,000 principal amount of its 4.90% Global Debentures Series HI due May 31, 2034, (the “Debentures”), I have examined, among other things, the following:

(1)

A copy of the Registration Statement (File No. 333-235898) including any documents incorporated therein by reference (collectively, the “Registration Statement”), and all amendments thereto filed by the Province with the Securities and Exchange Commission of the United States of America, the Preliminary Prospectus Supplement, dated May 23, 2024 (the “Preliminary Prospectus Supplement”), the Final Term Sheet, dated May 23, 2024 (the “Final Term Sheet”) (such Preliminary Prospectus Supplement and Final Term Sheet, taken together with the Basic Prospectus, being referred to herein as the “Pricing Disclosure Package”), and the Prospectus Supplement dated May 23, 2024, supplemental to the Prospectus dated February 25, 2020, constituting a part of such Registration Statement and filed pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended;

(2)

The Underwriting Agreement dated May 23, 2024, entered into among the Province and BMO Capital Markets Corp., CIBC World Markets Corp., National Bank of Canada Financial Inc. and Scotia Capital (USA) Inc., as Representatives of the several Underwriters named in Schedule II thereto;

(3)

The form of Global Debenture to be filed as an Exhibit to the Province’s Report on Form 18-K/A, which are incorporated by reference in the Registration Statement (File No. 333-235898) relating to the Debentures.

(4)	The Fiscal Agency Agreement dated as of May 31, 2024, between the Province and HSBC Bank USA, National Association, as registrar, fiscal agent, transfer agent and principal paying agent; and

(5)

Copies of the Orders of the Lieutenant Governor in Council authorizing the issuance and sale of the Debentures by the Province, No. 455/2023, approved on the 20th day of December, 2023 and a copy of the Order of the Lieutenant Governor in Council authorizing the appointment of the Honourable Adrien Louis Sala as Minister of Finance, No. 349/2023, approved on the 18th day of October, 2023.

I have further examined the legislative authority under which it is proposed that the Province issue and sell the Debentures, and, in particular, The Financial Administration Act and such other documents and questions of law as I have deemed necessary for the purposes of this opinion.

Based on the foregoing, I advise you that, in my opinion:

(a)

All necessary action has been duly taken by or on behalf of the Province, and all necessary approvals and consents required under the laws of the Province of Manitoba have been obtained, for the due authorization of the Debentures, and no authorizations or approvals under the laws of Canada are necessary therefor; and

(b)

When duly executed and delivered against payment therefor pursuant to the above-mentioned Underwriting Agreement and Fiscal Agency Agreement, the Debentures will be duly executed and will constitute valid and legally binding, direct and unconditional general obligations of the Province and the Debentures will rank pari passu with all other debentures, bonds and notes constituting general obligations of the Province without any preference granted by the Province.

Yours very truly,

/s/ Mary M. McGunigal

Mary M. McGunigal

General Counsel, Legal Services Branch

Province of Manitoba

2

M A N I T O B A

O R D E R I N C O U N C I L

DATE:	December 20, 2023
ORDER IN COUNCIL NO.:	455/2023
RECOMMENDED BY:	Minister of Finance

ORDER

1.

The Minister of Finance and each of the Designated Officers listed in paragraph 3 are authorized to raise money by way of loan on the credit of the Government of Manitoba for the purposes set out in section 50(1) of The Financial Administration Act, up to the maximum aggregate principal amount of $7,000,000,000 (Canadian), including within that maximum aggregate amount:

(a)

by the issue and sale of provincial securities by continuing the medium term note programme for the continuous offering in Europe and elsewhere of provincial securities in the form of notes including bearer notes denominated in various currencies and issuable in different series as established pursuant to Order in Council 589/1995 and modified pursuant to Order in Council 72/2004 and Order in Council 39/2019, up to the maximum principal amount of $4,500,000,000 (U.S.);

(b)

by the issue and sale of provincial securities by continuing the medium term note programme for the continuous offering in Australia of provincial securities in the form of notes including bearer notes denominated in Australian currency and issuable in different series; and

(c)

by the issue and sale of provincial securities by continuing the global debenture programme for the continuous offering in the United States of provincial securities in the form of debentures denominated in United States currency and issuable in different series;

but not including within that maximum aggregate amount short term borrowing by way of promissory notes, treasury bills and lines of credit instruments authorized by separate Order in Council.

2.

The total amount of money that may be raised by way of loan on the credit of the Government of Manitoba under this Order shall be the sum of the principal amounts payable on the settlement dates of the loans raised and the maturity dates of the provincial securities issued.

3.	When money is raised under paragraph 1 in a currency other than Canadian dollars, these amounts shall be determined by applying section 52 of The Financial Administration Act.

4.

The Minister of Finance and each of the following persons (referred to as “Designated Officers” under this Order) are designated and authorized to borrow or raise money up to the specified maximum principal amount of $7,000,000,000 on the credit of the Government of Manitoba:

(a)	the Deputy Minister of Finance;

(b)	the Assistant Deputy Minister, Treasury Division, Department of Finance;

(c)	the Director, Capital Markets for the Department of Finance;

(d)	the Assistant Director, Capital Markets for the Department of Finance;

(e)	the Senior Manager, Cash Management, Capital Markets for the Department of Finance; and

(f)	the Senior Manager, Funding Strategy, Capital Markets for the Department of Finance.

5.	Agreements under the authority of this Order shall be signed by the Minister of Finance and countersigned by one of the Designated Officer listed in paragraph 4.

6.

Money raised by loan under the authority of this Order, and the interest and any premium on it, is a direct and unconditional obligation of the Government of Manitoba. This obligation is a charge on, and is payable out of, the Consolidated Fund and ranks equally with all other loans constituting general obligations of the Government of Manitoba. The Government of Manitoba shall not prefer one obligation above another for any reason, including priority of date of issue or currency of payment.

7.

If the Government of Manitoba secures any present or future loan by a lien, pledge or other charge upon any of its present or future assets or revenues, a loan under the authority of this Order shall share in and be secured by the lien, pledge or other charge equally and rateably with the other loans. The Order or other instrument creating the lien, pledge or other charge shall expressly provide for this.

8.

The Minister of Finance and each of the Designated Officers have the authority to do all acts and things permitted under The Financial Administration Act with respect to raising money by way of loan on the credit of the Government of Manitoba under this Order.

9.	In addition to the authority granted by paragraph 8 of this Order, the Minister of Finance and each of the Designated Officers are authorized to:

(a)	appoint legal counsel or agents to act on behalf of the Government of Manitoba and provide services in respect of raising money by way of loan; and

(b)

certify in writing the amount of money that may be raised by way of loan on the credit of the Government of Manitoba. A certificate signed by the Minister of Finance or a Designated Officer is conclusive evidence of the amount that may be raised and is binding on the Government of Manitoba in respect of each loan made under the authority of this Order.

AUTHORITY

The Financial Administration Act, C.C.S.M. c. F55, states:

Authorization of debt

49(1)  No money shall be raised on the credit of the government except under the authority of this or another Act of the Legislature.

Borrowing authority limit — government reporting entity (other than Manitoba Hydro)

49(2) Subject to subsection (4), the total of the following amounts must not exceed $44,400,000,000 at the end of the fiscal year:

(a) the amount of the debt shown on the summary financial statements of the government reporting entity that is attributable to amounts borrowed or raised by the government or a reporting organization, less the portion that is attributable to amounts borrowed or raised

(i) by or for Manitoba Hydro or to satisfy a liability under a guarantee of Manitoba Hydro’s debt, or

(ii) to refinance existing debt that is to be refinanced within the ensuing fiscal year;

(b) the balance that is or may become owing under guarantees given by the government or a reporting organization, other than a guarantee given in respect of a debt included under clause (a) or a debt of Manitoba Hydro.

Exception — borrowing in extraordinary circumstances

49(4) With the approval of the Lieutenant Governor in Council, the following amounts may be excluded from the calculation under subsection (2) or (3), as the case may be:

(a)	an amount that was borrowed or raised because of extraordinary circumstances, including the event of a pandemic or a natural or other disaster, that

(i)	arose after the last time that subsection was amended, and

(ii)	resulted in an unanticipated increase in expenditures or reduction in revenue;

(b)	an amount that was borrowed or raised to repay an amount referred to in clause (a).

Authority to borrow or raise money

50(1) Subject to section 49, the Lieutenant Governor in Council may authorize the Minister of Finance, or designate and authorize an officer of the Department of Finance, to borrow or raise money to a specified maximum amount on the credit of the government for one or more of the following purposes:

(a) to fund the Consolidated Fund when the Minister of Finance determines that it is or will be insufficient to meet the disbursements that are or are expected to be lawfully authorized to be made from it;

(b) to fund grants and loans authorized under this or any other Act of the Legislature;

(c) to redeem or repay provincial securities;

(d) to redeem or repay securities the repayment of which has been guaranteed by the government.

Manner of raising money

50(2) An order in council under subsection (1) authorizes the Minister of Finance or designated officer to borrow or raise money by way of loan in any of the following ways:

(a)	by the issue and sale of provincial securities;

(b)	from a bank, trust company, credit union or other financial institution;

(c)	in any other manner.

Powers re raising money

50(3) When the Minister of Finance or designated officer raises money by the issue and sale of provincial securities, he or she may determine

(a)	the principal amount of the provincial securities to be issued;

(b)	the rate of interest payable and the rate of any premium or discount applicable on the provincial securities;

(c)	the currency in which the principal amount of the provincial securities and any interest or premium are payable;

(d)	the sale price of the provincial securities;

(e)	the form, denomination and dates of issue and maturity of the provincial securities; and

(f)	any other terms and conditions of the provincial securities.

Terms and conditions of securities

50(4) The terms and conditions of provincial securities may include any provision that in the opinion of the Minister of Finance or designated officer is necessary or advisable to facilitate the sale of the provincial securities, including, without limiting the generality of the foregoing, a provision that

(a) the interest rate payable on the provincial securities or the amount of principal payable at maturity be calculated and paid with reference to the value of a share or commodity or with reference to an index or some other basis;

(b) the provincial securities may be redeemed before maturity at the option of the government or the holder; or

(c) the holder of the provincial securities be reimbursed by the government for withholding taxes, duties, assessments or charges imposed by law on or with respect to a payment under the provincial securities by the government to the holder.

Other powers respecting provincial securities

50(5) When raising money by way of the issue and sale of provincial securities, the Minister of Finance or designated officer may do all acts and things that he or she considers necessary or advisable to satisfy the requirements of any jurisdiction with respect to the offer, issue, sale and trade of provincial securities and other transactions relating to securities in the jurisdiction, including, without limiting the generality of the foregoing,

(a) the preparation, approval, filing or delivery of a registration statement, prospectus, offering circular or other document or any amendment or supplement to any of them;

(b) the registration, qualification or exemption from registration or qualification of the government under the laws of the jurisdiction regarding the offer, issue, sale or trade of provincial securities;

(c) the disclosure of financial and other information;

(d) the listing and trading of provincial securities on a stock exchange;

(e) entering into agreements with respect to the offer, issue, sale and trade of provincial securities and other transactions relating to provincial securities including underwriting, fiscal agency, pricing, exchange rate agency, paying agency, trust, distribution, registrar or other agreements; and

(f) the execution of all documents and instruments in relation to matters described in this subsection.

Raising money in foreign currency

52 When the Minister of Finance or designated officer raises money by way of loan in a currency other than Canadian dollars,

(a) the balance remaining of the authority to raise money given by an order in council under subsection 50(1) shall be calculated by converting the amount of that currency into Canadian dollars using the rate of exchange quoted by the Bank of Canada for that currency on the day on which the Minister of Finance or designated officer finalizes the terms and conditions applying to the loan (referred to in this subsection as the “valuation date”) or, if more than one or no such rate is quoted, the rate of exchange selected or determined by the Minister of Finance;

(b) the amount of authority under this or any other Act of the Legislature to raise money shall be abated by

(i) if the amount of the loan raised in the currency is converted to Canadian dollars, the amount of the Canadian dollars, and

(ii) if the amount of the loan raised in the currency is not converted to Canadian dollars, the amount that is obtained when the amount of the loan in the currency is converted at the rate of exchange quoted by the Bank of Canada for that currency on the settlement date for the loan or, if more than one or no such rate is quoted, the rate of exchange selected or determined by the Minister of Finance; and

(c) if, as a result of the fluctuation in value of the currency from the valuation date to the date of conversion or settlement as set out in subclause (b)(ii), the amount abated under clause (b) together with the amount of any other money raised under any Act of the Legislature exceeds the aggregate of the amounts authorized under this and any other Act of the Legislature, the excess shall be applied in repayment of any debt of the government and shall be reported in the public accounts.

Execution of provincial securities

54(1) Subject to subsection (2), provincial securities shall be

(a) signed by the Minister of Finance; and

(b) countersigned by an officer of the Department of Finance or another person designated by the Lieutenant Governor in Council for the purpose of this section.

Regulations by L. G. in C.

54(2) The Lieutenant Governor in Council may make regulations of general application or application to a class of provincial securities or by order in a specific case providing for the execution of provincial securities other than as provided in subsection (1) or for the authentication of provincial securities other than by execution.

Reproduced signature

55 The signature of a person required to execute provincial securities that is engraved, lithographed, printed or electronically or otherwise reproduced is for all purposes the signature of that person and is binding on the government notwithstanding that the person whose signature is reproduced may not have held office at the date of the provincial securities or at the date they are delivered.

BACKGROUND

1.

The Minister of Finance recommends that authorization be granted to raise money on the credit of the Government of Manitoba for the purposes set out in subsection 50(1) of The Financial Administration Act, up to the maximum aggregate principal amount of $7,000,000,000 (Canadian), including within that maximum aggregate amount:

(a)	the medium term note programme offered in Europe and elsewhere, subject to the maximum principal amount of $4,500,000,000 (U.S.);

(b)	the medium term note programme offered in Australia; and

(c)	the global debenture programme offered in the United States;

but not including within that maximum aggregate amount short term borrowing by way of promissory notes, treasury bills or lines of credit instruments authorized by separate Order in Council.

2.

Amendments to The Financial Administration Act have established a borrowing authority limit for the Government of Manitoba and borrowing by the Government of Manitoba does not exceed the limit imposed by section 49 of The Financial Administration Act.

3.

The Minister of Finance and Designated Officers have been authorized to raise money on the credit of the Government of Manitoba under a number of previous Orders in Council related to establishing specific programs, up to maximum amounts set out in those Orders in Council. Authority for the Government of Manitoba’s existing borrowing programs, other than short term borrowing by way of promissory notes, treasury bills or lines of credit instruments authorized by separate Orders in Council, is consolidated in this Order in Council.